Exhibit 12.1
COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

											Six Months
	Year Ended March 31,										Ended
(in millions)	2007		2008		2009		2010		2011		September 30, 2011
Earnings:
Earnings before income tax	300.6		434.4		363.9		504.2		531.3		269.7
Fixed charges (below)	19.0		18.9		36.8		39.5		40.2		19.9
Amortization of capitalized interest	—		—		0.2		0.8		1.8		1.4
Less: Capitalized Interest	—		—		(2.5)		(2.3)		(4.2)		(1.8)

Earnings before provision for income taxes and fixed charges	$319.6		$453.3		$398.4		$542.2		$569.1		$289.2

Fixed Charges:
Interest expense (a)	1.5		1.1		17.0		21.3		19.8		10.7
Capitalized interest	—		—		2.5		2.3		4.2		1.8
Estimated interest component of rental expenses	17.5		17.8		17.3		15.9		16.2		7.4

Total Fixed Charges	$19.0		$18.9		$36.8		$39.5		$40.2		$19.9

Consolidated Ratios of Earnings to Fixed Charges	16.8	x	24.0	x	10.8	x	13.7	x	14.2	x	14.5	x
(a)  Interest accrued on uncertain tax positions is presented within the provision for income taxes in the consolidated statements of operations and has been excluded from the determination of fixed charges.